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                     June 29, 2020

       Thomas Lesinski
       Chief Executive Officer
       National CineMedia, Inc.
       6300 S. Syracuse Way, Suite 300
       Centennial, Colorado 80111

                                                        Re: National CineMedia,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 26, 2019
                                                            Filed February 20,
2020
                                                            File No. 1-33296

       Dear Mr. Lesinski:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services